Exhibit 1(v) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K

                         MONEY MARKET OBLIGATIONS TRUST

                                 Amendment No. 4
                                       to
                              DECLARATION OF TRUST
                              Dated October 3, 1988



      THIS Declaration of Trust is amended as follows:

      Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

            "Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, INTER ALIA, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes have been established and designated as:

                  Government Obligations Fund
                  Prime Obligations Fund
                  Tax-Free Obligations Fund
                  Treasury Obligations Fund"

      The undersigned Assistant Secretary of Money Market Obligations Trust certifies that the above-stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust as of the 28th day of August, 1992.

      WITNESS the due execution hereof this 28th day of August, 1992.



                                          /s/ Jeannette Fisher-Garber
                                          Jeannette Fisher-Garber
                                          Assistant Secreta